Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, MA 02171
Tel 617.328.3300
Fax 617.479.6238

ALTRA INDUSTRIAL MOTION ANNOUNCES RESULTS FOR THE
SECOND QUARTER 2006
QUINCY, MA — August 4, 2006
Altra Industrial Motion, Inc. announced that net income for the second quarter ended June 30, 2006 was $3.9 million compared to $1.6 million for the second quarter of 2005, an increase of 150.0%. Second quarter 2006 net revenues were $119.8 million, compared to $93.0 million in the second quarter of 2005, an increase of 28.7%. The gross profit for the second quarter of 2006 increased to 26.9% from 25.1% in the second quarter last year. Second quarter 2006 operating income was $11.9 million compared to $6.9 million in the second quarter of 2005, an increase of 73.0%. For the second quarter, our Hay Hall acquisition and new linear business increased net revenues by $19.0 million.
For the six months ended June 30, 2006 net income was $8.0 million versus $2.0 million over the same time period in 2005. Net revenues for the first six months of 2006 were $234.6 million, compared to $188.3 million for the first six months of 2005, an increase of 24.5%. The gross profit for the first six months of 2006 increased to 27.3% from 24.0% in the first six months of 2005. Operating income for the first six months of 2006 was $23.8 million compared to $11.9 million in the first six months of 2005, an increase of 100.9%. For the first half of 2006, our Hay Hall acquisition and new linear business increased net revenues by $28.9 million. Revenue performance was driven by the strength of several key markets including energy, primary metals, and mining.
Michael L. Hurt, CEO, said, “We are very pleased with our second quarter financial performance. Our 73.0% increase in operating income was driven by both strong revenue growth and continuous improvement in our factory operations. On the revenue side, our 28.7% increase was the result of new product initiatives, market share gains and a solid sales performance by our newly acquired businesses. Our 1.8% gross profit improvement was achieved through cost reduction and lean initiatives using our Altra Business System tools. ”

Altra Industrial Motion, Inc.

	(Unaudited)
Statement of Operations Data:	13 Weeks Ended		26 Weeks Ended
In Thousands of Dollars	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005

Net sales	$119,774	$93,034	$234,558	$188,336
Cost of sales	87,501	69,720	170,431	143,122

Gross profit	32,273	23,314	64,127	45,214
Selling, general & operating expenses	20,382	16,440	40,313	33,363

Operating income	11,891	6,874	23,814	11,851
Interest expense	6,050	4,295	11,226	8,557
Other (income) expense	72	13	(87)	13

Income before taxes	5,769	2,566	12,675	3,281
Income taxes	1,852	999	4,674	1,313

Net income	$3,917	$1,567	$8,001	$1,968

Other Financial Data:
Depreciation & amortization	$3,801	$2,640	$6,746	$5,401
Non cash inventory step up costs	$1,294	$0	$2,278	$1,699
Capital expenditures	$2,865	$1,009	$4,110	$1,960

Balance Sheet Data:	(Unaudited)
In Thousands of Dollars	June 30, 2006	July 1, 2005

Assets:
Cash and cash equivalents	$5,573	$8,466
Trade Receivables, net	64,653	46,022
Inventories, net	73,191	54,873
Property, plant and equipment, net	80,978	65,203

Liabilities:
Current liabilities	$72,988	$56,649
Long-term debt	$223,388	$159,138

Stockholder’s equity	$35,617	$41,973

The company will conduct an investor conference call to discuss its unaudited second quarter financial results on Tuesday, August 8, 2006 at 3:00 PM EDT. The public is invited to listen to the conference call by dialing 800-895-1713 domestically or 785-424-1058 for international access, and asking to participate in the ALTRA conference call. A replay of the recorded conference call will be available from August 8, 2006 until August 15, 2006. To listen to the replay, dial 888-562-3382 domestically or 402-220-1192 for international access.
Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics and Huco Dynatork.

This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Altra Industrial Motion documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com